Filed Pursuant to Rule 433

Registration Statement No. 333-198764

Pricing Term Sheet

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

Pricing Term Sheet

Issuer:	Columbia Property Trust Operating Partnership, L.P.

Guarantor:	Columbia Property Trust, Inc.

Size:	$350,000,000

Trade Date:	August 3, 2016

Settlement Date:	August 12, 2016 (T+7)

Maturity:	August 15, 2026

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2017

Coupon:	3.650%

Public Offering Price:	99.626% of face amount

Yield to Maturity:	3.695%

Spread to Benchmark Treasury:	T + 215 bps

Benchmark Treasury:	UST 1.625% due May 15, 2026

Benchmark Treasury Price / Yield:	100-23 / 1.545%

Optional Redemption:
Make-whole call:	Prior to May 15, 2026 at T+ 35 bps
Par Call:	On or after May 15, 2026

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	19828J AB4 / US19828JAB44

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Jefferies LLC U.S. Bancorp Investments, Inc.

Co-Managers:

Goldman, Sachs & Co.

MUFG Securities Americas Inc.

Regions Securities LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

The issuer expects that delivery of the notes will be made to investors on or about August 12, 2016, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next three succeeding business days should consult their advisors.